Exhibit 99

                         Company Statements Relating
                        To Forward Looking Information
                         (Filed Pursuant to Rule 175)

1.  Statement from press release issued by the Company on May 21, 1997:

Mr. Richard Jay Kogan, President and Chief Executive Officer, commenting on the Company's earnings per share for 1997, stated that based on the Company's business results to date, the Company projects that the percentage increase in 1997 earnings per share versus 1996 should be in the "mid-teens," assuming no major unforeseen changes in the marketplace.